
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                          DICK CLARK PRODUCTIONS, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                          DICK CLARK PRODUCTIONS, INC.

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 8, 2001
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF DICK CLARK PRODUCTIONS, INC.:

         The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of dick clark productions, inc., a Delaware corporation (the "Company"), will be held on Thursday, November 8, 2001, at 11:30 a.m., local time, at The Holiday Inn Burbank, 150 East Angeleno Avenue, Burbank, California 91502 for the following purposes:

         1. To elect six members of the Board of Directors to serve until the 2002 annual meeting of stockholders or until their successors have been duly elected and qualified.

         2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending June 30, 2002.

         3. To transact such other business as may properly come before the Annual Meeting, or any and all postponements or adjournments thereof.

         Only stockholders of record at the close of business on September 21, 2001 shall be entitled to notice of and to vote at the Annual Meeting, or any and all postponements or adjournments thereof. A complete list of holders of the Company's common stock entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at the Annual Meeting and will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 3003 West Olive Avenue, Burbank, California 91505-4590.

                                              By order of the Board of Directors


                                              /s/ Martin Eric Weisberg
                                              ----------------------------------
                                              Martin Eric Weisberg
                                              Secretary

October 16, 2001
Burbank, California

--------------------------------------------------------------------------------
                                    IMPORTANT
TO ASSURE PROPER REPRESENTATION AT THE ANNUAL MEETING, ALL STOCKHOLDERS ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

                          DICK CLARK PRODUCTIONS, INC.
                             3003 WEST OLIVE AVENUE
                         BURBANK, CALIFORNIA 91505-4590

                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 8, 2001

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board") of dick clark productions, inc., a Delaware corporation (the "Company"), of proxies for use at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, November 8, 2001, at 11:30 a.m., local time, at The Holiday Inn Burbank, 150 East Angeleno Avenue, Burbank, California 91502, or any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         This Proxy Statement, Notice of Annual Meeting of Stockholders and the accompanying proxy card, together with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 ("fiscal 2001"), are being mailed on or about October 16, 2001 to stockholders of record at the close of business on September 21, 2001.

                                VOTING SECURITIES

         Stockholders of record at the close of business on September 21, 2001, will be entitled to notice of, and to vote the shares of Common Stock of the Company, $.01 par value ("Common Stock"), and the shares of Class A Common Stock of the Company, $.01 par value ("Class A Common Stock"), held by them on such date, at the Annual Meeting, or any and all postponements or adjournments thereof. The Common Stock and the Class A Common Stock are the Company's only classes of outstanding voting securities. Each share of Common Stock entitles the holder thereof to one vote and each share of Class A Common Stock entitles the holder thereof to ten votes. On September 21, 2001, there were 9,284,016 shares of Common Stock and 909,563 shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting.

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote for all of the Board's nominees for directors, for ratification of the appointment of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent accountants for the fiscal year ending June 30, 2002 ("fiscal 2002"), and, in their own discretion, as to all other matters as may properly come before the Annual Meeting, or any and all postponements or adjournments thereof. Each such proxy granted may be revoked by the stockholder giving such proxy at any time before it is exercised by filing with the Secretary of the Company, at the address set forth above, a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person who executed a proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

         The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the aggregate shares of Common Stock and Class A Common Stock outstanding at the close of business on September 21, 2001 will constitute a quorum.

         Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Annual Meeting in determining the presence of a quorum. Shares that are voted to abstain will be considered cast with respect to that matter and will, in effect, be deemed negative votes on each proposal. However, abstentions and broker non-votes will have no effect on the outcome of the election of directors or issues requiring approval of a majority of the votes cast. Shares subject to broker non-votes with respect to any matter will not be considered cast with respect to that matter.

                                   PROPOSAL 1.
                              ELECTION OF DIRECTORS

         A board of six directors is to be elected at the Annual Meeting. The Board proposes the election of the following six nominees to serve until the 2002 annual meeting of stockholders ("2002 Annual Meeting"), or until their successors are duly elected and qualified:

         Richard W. Clark
         Karen W. Clark
         Francis C. La Maina
         Enrique F. Senior
         Lewis Klein
         Robert A. Chuck

         All of the nominees are present members of the Board. The Board has no reason to believe that any of the foregoing nominees will not serve if elected, but if any of them should become unavailable to serve as a director or be withdrawn from nomination, and if the Board shall designate a substitute nominee, the persons named as proxy holders will vote for the substitute.

         If elected, all nominees are expected to serve until the 2002 Annual Meeting, or until their successors are duly elected and qualified.

                        DIRECTORS AND EXECUTIVE OFFICERS

RICHARD W. CLARK
Director since: 1957
Age: 71

         Richard ("Dick") W. Clark has been Chairman and Chief Executive Officer and a director of the Company since its inception. He acts as executive producer on almost all of the television programs produced by the Company. Mr. Clark is also Chairman of United Stations Radio Networks Inc., a privately-held radio network, and Las Americas Broadband, Inc., a publicly-held company that owns and develops cable television franchises, including a cable television franchise and broadband network in

Tijuana, Mexico. Mr. Clark is the sole stockholder, as well as a director and executive officer, of Olive Enterprises, Inc., a Pennsylvania corporation ("Olive"), that, among its activities, provides certain of Mr. Clark's talent services. Mr. Clark also acts and provides talent services on a freelance basis.

KAREN W. CLARK
Director since: 1977
Age: 59

         Karen W. Clark became Vice President--Administration of the Company in July 1986 and was Secretary of the Company from 1977 to 1987. She serves as production assistant on many of the Company's television programs and is the Company's administrative coordinator. Ms. Clark is the wife of Richard W. Clark.

FRANCIS C. LA MAINA
Director since: 1974
Age: 62

         Francis C. La Maina became President and Chief Operating Officer of the Company in July 1986. Mr. La Maina serves as executive in charge of production on all television shows produced by the Company. From 1977 to 1986, he was Executive Vice President of the Company, and from 1974 to 1977, he was Vice President--Business Affairs of the Company. From 1966 to 1974, he served as Controller of the Company and as an associate producer. Mr. La Maina also provides business-related services to Mr. Clark in connection with Mr. Clark's non-Company business ventures and is a director and executive officer of Olive.

ENRIQUE F. SENIOR
Director since: 1987
Age: 58

         Since November 1982, Mr. Senior has been a Managing Director of Allen & Company Incorporated, an investment banking firm. For a number of years prior to November 1982, Mr. Senior was a Vice President of Allen & Company Incorporated. Since October 1994, Mr. Senior also has been a director of Princeton Video Image, Inc., a publicly-held company that develops and markets computer vision technology software and programming.

LEWIS KLEIN
Director since: 1987
Age: 74

         From 1985 to 1993, Mr. Klein was President of Gateway Communications, Inc. ("Gateway"), a company which owns and operates several television stations. From 1972 to 1985, Mr. Klein served as Executive Vice President of Gateway, and from 1975 through 2001, he served as a director of Gateway. Mr. Klein is the founder and past president of the International Association of Television Program Executives and is currently President of its Educational Foundation. Since 1952, Mr. Klein has been a professor at the Temple University School of Communications.

ROBERT A. CHUCK
Director since: 1996
Age: 70

         From April 1993 until May 2001, Mr. Chuck was Vice President--Special Projects of the Company. He worked as a private consultant in the entertainment business area from December 1992 to March 1993. From January 1990 to November 1992, Mr. Chuck was Executive Vice President--Administration and Business Affairs of Triad Artists, Inc., a leading full-service talent agency. He was Executive Vice President and General Counsel of International Creative Management, Inc., another leading full-service talent agency, from 1978 through 1989. Mr. Chuck has held various business positions in the entertainment industry for over 30 years.


                         NON-DIRECTOR EXECUTIVE OFFICERS

WILLIAM S. SIMON
Officer since: 1998
Age: 35

         Mr. Simon has been Vice President of Finance, Treasurer and Chief Financial Officer of the Company since August 1998. Mr. Simon, a Certified Public Accountant, joined the Company in 1991. In 1996, he was appointed Controller of the Company. Mr. Simon became Treasurer of the Company in early 1997 and was named Chief Accounting Officer in October 1997. He became Vice President of Finance in January 1998 and was named Chief Financial Officer in August 1998. Prior to joining the Company, Mr. Simon was a senior accountant at KPMG Peat Marwick.


         Directors are elected by a plurality vote of the shares of Common Stock and Class A Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

                   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS
            VOTE FOR EACH OF THE NOMINEES TO SERVE AS DIRECTORS UNTIL
                THE 2002 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS
                      HAVE BEEN DULY ELECTED AND QUALIFIED.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board has an Audit Committee and a Stock Option Committee, but does not have a Nominating Committee or a Compensation Committee.

AUDIT COMMITTEE

         The Audit Committee's functions are to serve as an independent and objective monitor of the Company's financial reporting process and internal control system, to review and appraise the audit efforts of the Company's independent auditors, and to provide an open avenue of communication among the independent auditors, financial and senior management and the Board.

         The Audit Committee is currently composed of Messrs. Klein, Senior, and Chuck, each of whom is a member of the Audit Committee pursuant to the Marketplace Rules of the National Association of Securities Dealers. Each of Messrs. Klein and Senior is an independent director of the Company. Until May 2001, Mr. Chuck was employed by the Company. The Board determined that Mr. Chuck's appointment to the Audit Committee in July 2001 was necessary in the best interest of the Company and the stockholders in order to fill, in a timely manner, the vacancy created by the resignation of Mr. Jeffrey B. Logsdon from the Board and the Audit Committee at that time. The Audit Committee met four times during fiscal 2001.

AUDIT COMMITTEE REPORT

         During fiscal 2001, the Audit Committee reviewed and discussed with management of the Company and with Arthur Andersen, the independent auditors of the Company, the audited consolidated balance sheets of the Company and its subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001 (the "Audited Financial Statements"). In addition, the Audit Committee discussed with Arthur Andersen the matters required by Codification of Statements on Auditing Standards No. 61, as amended.

         The Audit Committee also received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, as amended, and has discussed with Arthur Andersen its independence from the Company. The Audit Committee also discussed with management of the Company and Arthur Andersen such other matters and received such assurances from them as the Audit Committee deemed appropriate.

         Management is responsible for the Company's internal controls and the financial reporting process. Arthur Andersen is responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereupon. The Audit Committee's responsibility is to monitor and oversee these processes.

         Based on the foregoing review and discussions and a review of Arthur Andersen with respect to the Audited Financial Statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Company's Annual Report on Form 10-K for the year ended June 30, 2001.

                                                     Audit Committee
                                                     Robert A. Chuck
                                                     Lewis Klein
                                                     Enrique F. Senior

STOCK OPTION COMMITTEE

         The Stock Option Committee's function is to assess and recommend the issuance of stock options for the Company's executive officers. The Stock Option Committee is currently composed of Messrs. Senior and Klein. The Stock Option Committee did not meet but acted by written consent during fiscal 2001.

MEETING OF THE BOARD OF DIRECTORS

         The Board met four times during fiscal 2001. Each director attended at least 75% of all of the meetings of the Board during fiscal 2001.

COMPENSATION OF DIRECTORS

         Non-employee directors receive an annual fee of $10,000, plus reimbursement of expenses incurred in connection with attendance at Board meetings. For their attendance at meetings of the Audit Committee, members of the Audit Committee receive fees at the rate of $1,000 for telephonic meetings and $2,000 for in-person meetings.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information concerning the shares of Common Stock and Class A Common Stock beneficially owned as of September 21, 2001 by (i) each stockholder known to the Company to own beneficially more than 5% of the outstanding shares of either class of its Common Stock; (ii) the current directors and nominees to serve as directors of the Company; (iii) the executive officers named in the Summary Compensation Table herein under "Executive Compensation and Other Information"; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to the tables below, the Company believes that the beneficial owners of the Common Stock and Class A Common Stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

COMMON STOCK

                                                                                        PERCENTAGE
                                                                                        ----------
                    NAME AND ADDRESS                           NUMBER OF SHARES          OF CLASS
                    ----------------                           ----------------          --------
                  OF BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)(2)    OUTSTANDING
                  -------------------                      ------------------------    -----------
Richard W. Clark(3).....................................             6,749,142(4)            72.70%
Karen W. Clark(3).......................................             3,561,143               38.36%
Francis C. La Maina(3)..................................               909,501(5)             9.59%
Robert A. Chuck(3) .....................................                     0                 *
Lewis Klein.............................................                 1,818                 *
     1475 Hampton Road
     Rydal, Pennsylvania 19046
Enrique F. Senior.......................................                     0                 *
     711 Fifth Avenue
     New York, New York 10022
William S. Simon(3).....................................                43,743(6)              *
All  officers,  directors and nominees for director as
a group (seven persons)...................................           7,704,204(7)            80.86%

Charter Oak Partners, L.P. .............................               812,500                8.75%
     P.O. Box 5147
     Westport, Connecticut 06881

CLASS A COMMON STOCK

                                                                                                PERCENTAGE
                                                                                                ----------
                    NAME AND ADDRESS                           NUMBER OF SHARES                  OF CLASS
                    ----------------                           ----------------                  --------
                  OF BENEFICIAL OWNER                        BENEFICIALLY OWNED(1)             OUTSTANDING
                  -------------------                        ---------------------             -----------


Richard W. Clark(3).....................................               818,605                          90%
Francis C. La Maina(3)..................................                90,955                          10%
                                                                        ------                          ---
All officers, directors and nominees for director as
a group (seven persons - only two beneficial
holders)................................................               909,560                         100%
-------------------
*  Less than 1%

(1) With the exception of Ms. Clark, and except where otherwise indicated, all parties listed below have sole voting and investment power over the shares beneficially owned by them. Pursuant to a voting trust agreement between Mr. Clark and Ms. Clark, Mr. Clark has the sole voting power over the shares owned by Ms. Clark.

(2) Does not include shares of Common Stock issuable upon conversion of Class A Common Stock.

(3) The mailing address of each of these individuals is 3003 West Olive Avenue, Burbank, California 91505-4590.

(4) Includes 3,561,143 shares owned by Ms. Clark and 418,316 shares owned by Olive.

(5) Includes 606 shares owned by Mr. La Maina's wife and options to purchase 200,649 shares of Common Stock which are currently exercisable.

(6) Includes options to purchase 43,743 shares of Common Stock which are currently exercisable.

(7) Includes 244,392 shares of Common Stock subject to options which are currently exercisable.

         Pursuant to an agreement between Messrs. Clark and La Maina, Messrs. Clark and La Maina have rights of first refusal to purchase each other's shares of Common Stock and Class A Common Stock in the event either wishes to sell his shares to a third party (other than a spouse or lineal descendant) or in a market transaction. A purchase by Mr. La Maina of shares held by Mr. Clark could result in a change of control of the Company. Pursuant to an agreement among Messrs. Clark, La Maina and Ms. Clark, Mr. Clark has rights of first refusal in the event Ms. Clark wishes to sell her shares to a third party or in a market transaction and a right of purchase in the event of her death, and Mr. La Maina has identical rights in the event Mr. Clark does not exercise his rights with respect to Ms. Clark's shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all applicable Section 16(a) reports were filed during fiscal 2001.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the annual and long-term compensation paid by the Company for services rendered in all capacities during the three years ended June 30, 2001, to the Chief Executive Officer and each of the most highly compensated executive officers of the Company whose compensation exceeds $100,000.

                           SUMMARY COMPENSATION TABLE
                                                                                                 Long Term
                                                                                           compensation awards
     Name and Principal Position                           Annual compensation             -------------------
                                                    ----------------------------------            Options
                                          Year          Salary              Bonus                (Shares)
                                     -------------  ----------------    --------------    -------------------------
Richard W. Clark....................         2001          $975,000          $444,740  (1)           --
   Chairman of the Board and                 2000          $975,000          $689,797  (2)           --
   Chief Executive Officer                   1999          $975,000          --                      --

Francis C. La Maina.................         2001          $577,059          $308,546  (1)           --
   President and Chief                       2000          $556,963          $469,898  (2)           --
   Operating Officer                         1999          $547,445          --                      --

William S. Simon........................     2001          $188,835          --                      20,000   (4)
   Vice President of Finance, Treasurer      2000          $138,000           $35,000  (2)           --
   and Chief Financial Officer               1999          $128,333           $35,000  (3)           --

(1) Represents bonus compensation earned with respect to fiscal 2001, which was paid during fiscal 2002.

(2) Represents bonus compensation earned with respect to fiscal 2000, which was paid during fiscal 2001.

(3) Represents bonus compensation of $25,000 earned with respect to fiscal 1999, which was paid during fiscal 2000, and a signing bonus of $10,000 with respect to Mr. Simon's September 1, 1998 employment agreement.

(4) Represents a grant of options to purchase 20,000 shares of Common Stock, which shall vest and be exercisable equally as to 6,667 shares of Common Stock on September 1, 2001 and September 1, 2002 and as to 6,666 shares of Common Stock on September 1, 2003.

EMPLOYMENT AGREEMENTS

         The Company and Mr. Clark are parties to an Employment Agreement dated as of July 1, 1997, pursuant to which Mr. Clark serves as Chairman and Chief Executive Officer of the Company. The Employment Agreement provides for a five
(5) year term commencing on July 1, 1997 and expiring on June 30, 2002, unless earlier terminated by the Company or Mr. Clark to the extent permitted by the Employment Agreement. The Employment Agreement also provides that the term thereof will be extended for an additional one year, each year, unless sixty
(60) days prior to the end of the then current year (April 1), the Company notifies Mr. Clark that it does not desire the employment term to extend for an additional one year. The Employment Agreement provides for a base salary of $975,000 and a bonus payable upon the Company's achievement of pre-tax profits above $7,000,000 per annum. Mr. Clark earned a bonus of $444,740 for the fiscal year ended June 30, 2001. The Employment Agreement also provides for various payments to Mr. Clark should the Company terminate Mr. Clark's employment with the Company, other than for Cause (as that term is defined in the Employment Agreement) or materially reduces Mr. Clark's responsibilities.

         Mr. La Maina serves as President and Chief Operating Officer of the Company pursuant to an Employment Agreement dated as of July 1, 1997, which provides for a five (5) year term commencing on July 1, 1997 and expiring on June 30, 2002, unless earlier terminated by the Company or Mr. La Maina to the extent permitted in the Employment Agreement. The Employment Agreement also provides that the term thereof will be extended for an additional one year, each year, unless sixty (60) days prior to the end of the then current year (April
1), the Company notifies Mr. La Maina that it does not desire the employment term to extend for an additional one year. The Employment Agreement provides for a base salary of $539,379 plus an annual adjustment, if applicable, based upon the percentage increase in the consumer price index for Los Angeles, California for the relevant twelve (12) month period. Based on the Company's pre-tax profits above $7,000,000 for a fiscal year, Mr. La Maina is entitled to receive a bonus payment. Mr. La Maina earned a bonus of $308,546 for the fiscal year ended June 30, 2001. The Employment Agreement also provides for various payments to Mr. La Maina should the Company terminate Mr. La Maina's employment with the Company, other than for Cause (as that term is defined in the Employment Agreement) or materially reduces Mr. La Maina's responsibilities or should Mr. La Maina terminate his employment upon a Change of Control (as such term is defined in the Employment Agreement). Mr. La Maina was also granted an option on September 1, 1992 to acquire up to 225,450 shares of the Company's Common Stock in accordance with the Company's 1987 Employee Stock Option Plan. At present, all unexercised options are fully exercisable.

         Mr. Simon serves as Chief Financial Officer of the Company pursuant to an Employment Agreement dated as of September 1, 2000, which provides for a three (3) year term commencing on September 1, 2000 and expiring on August 31, 2003, unless earlier terminated by the Company or Mr. Simon to the extent permitted in the Employment Agreement. The Employment Agreement provides for an initial annual base salary of $190,000 which amount shall increase $10,000 for each year of service. Pursuant to the terms of the Employment Agreement, the Company granted to Mr. Simon options to purchase 20,000 shares of the Company's Common Stock. A third of the options vest and are exercisable on each of the anniversary dates of the Employment Agreement. The vesting is subject to acceleration in the event of a Change of Control (as such term is defined in the Employment Agreement). In addition, pursuant to the terms of the Employment Agreement, the Company paid Mr. Simon a bonus of $35,000 for fiscal 2000. Mr. Simon's Employment Agreement contains confidentiality and nondisclosure provisions relating to the Company's business and all confidential information developed or made known to him during his term of employment.

STOCK OPTIONS

         The following table sets forth information with respect to the exercise of stock options during fiscal 2001 and the options held as of June 30, 2001 by each of the named executives.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                ---------------------              -----------------------------------------
                             OPTIONS AT FISCAL YEAR-END                    AT FISCAL YEAR-END ($)(1)
                             --------------------------                    -------------------------
            NAME             EXERCISABLE     UNEXERCISABLE           EXERCISABLE             UNEXERCISABLE
------------------------     -----------     -------------           -----------             -------------
Francis C. La Maina...........       200,649             0                 $1,366,420                   0
William S. Simon..............        25,526        31,550                          *                $796

-----------------
* Aggregate dollar value of such options is not in-the-money.

(1) Option values are based upon the difference between the per share grant prices of all options awarded in fiscal 2001 and prior years and the closing market price per share of the Common Stock on June 30, 2001 of $10.01 per share.

                        REPORT OF THE BOARD OF DIRECTORS

         The report of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The principal objectives of the Company's compensation program are to attract and retain qualified executives, to compensate for experience and goodwill, and to provide incentives for executives to enhance the profitability and growth of the Company and thus enhance stockholder value.

         During the fiscal 2001, the Company's executive compensation program was administered by the Board. The executive compensation program consists principally of base salaries, performance bonuses and stock options.

         The following describes components of the Company's executive compensation program and the related factors considered by the Board in determining compensation.

         BASE SALARIES. Base salaries are determined after evaluating a number of factors, including market conditions, job performance and amounts paid to executives with comparable experience, qualifications and responsibilities. The Board also intends that salaries be comparable to those paid for similar positions in other companies of similar size and performance. The length of service to the Company, experience within the industry, and the goodwill associated with their names are significant factors involved in the compensation of the Company's two highest executive officers.

         PERFORMANCE BONUSES. Certain executives receive bonuses based upon the Company's achievement of specified financial targets. Such bonuses are intended to ensure that these employees have a continuing interest in the success of the Company.

         DISCRETIONARY BONUS. Certain executives receive bonuses based upon such criteria as the President and Chief Operating Officer of the Company in his sole and absolute discretion determines appropriate.

         STOCK OPTIONS. The Company, through its Stock Option Committee and subject to the 1987 Employee Stock Option Plan and the 1996 Stock Option Plan, awards certain executives incentive stock options which generally vest over a number of years. The number of shares of Common Stock subject to an executive's stock option grant is determined with reference to the responsibility and experience of the executive and competitive conditions. By aligning the financial interests of the Company's executives with those of the Company's stockholders, these option awards are intended to be directly related to the creation of value for stockholders of the Company. The deferred vesting provisions are designed to create an incentive for the individual executive to remain with the Company.

         BENEFITS. The Company offers basic benefits, such as medical, life and disability insurance comparable to those provided by similar companies.

                                                     BOARD OF DIRECTORS

                                                     Richard W. Clark
                                                     Karen W. Clark
                                                     Francis C. La Maina
                                                     Lewis Klein
                                                     Enrique F. Senior
                                                     Robert A. Chuck



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Clark and La Maina and Ms. Clark, each of whom is a director and an officer of the Company, participated in discussions regarding compensation of executive officers. Each of the aforementioned individuals excused himself or herself from any deliberations regarding his or her own compensation during fiscal 2001.

         Messrs. Clark and La Maina are each directors and executive officers of Olive, a company controlled by Mr. Clark. Messrs. Clark and La Maina participated in deliberations regarding compensation of Olive's executive officers.

         During fiscal 2001, the Company provided management, consulting and office services to Olive and other companies owned by the Company's principal stockholder. The net amount paid by Olive and the other companies during fiscal 2001 for such services was $242,000. The Company believes that the terms of the foregoing transactions were no less favorable to the Company than could have been obtained from unaffiliated third parties on an arms-length basis.

PERFORMANCE GRAPH

         The Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The following graph shows a five-year comparison for the period from July 1, 1996 to June 30, 2001 of cumulative total stockholder return (including the reinvestment of any dividends) of $100 invested in (i) the Company, (ii) an index of peer companies selected by the Company, and (iii) the NASDAQ Market Index.

                   STOCK PRICE PERFORMANCE GRAPH APPEARS HERE


                             STOCK PRICE PERFORMANCE
                     COMPARISON OF 5-YEAR CUMULATIVE RETURNS

                             1996     1997     1998      1999     2000    2001
                             ----     ----     ----      ----     ----    ----
DCPI...................     100.00   93.02     97.62    107.32   100.00   85.19
PEER GROUP.............     100.00   81.98    109.28     92.54    88.00   62.63
NASDAQ.................     100.00  121.69    159.89    226.67   334.69  182.38

         The Company chose its peer group by selecting entertainment companies, other than motion picture companies, with revenues under $150 million and stock prices for two years or more. During the past several years, the Company used a criteria of revenues under $100 million dollars; however, as both the Company's and its peers' revenues have grown, the Company has chosen the higher value in order to maintain the majority of the peer group. The Company's peer group index includes Granite Broadcasting, Image Entertainment, J2 Communications, Rentrak Corporation, Team Communications Group, Inc., and Point.360 (formerly VDI MultiMedia). The peer group index included in this graph reflects the omission of Kushner-Locke Company, which was delisted from NASDAQ in April 2001. Due to the unique composition and nature of the Company's businesses, the Company believes that the peer group index may not provide a meaningful comparison to comparable businesses.

                              CERTAIN TRANSACTIONS

         The Company is a tenant under a triple net lease, as amended (the "Lease"), with Olive covering the premises occupied by the Company in Burbank, California. The Company renegotiated its Lease with Olive extending the lease term from December 31, 2000 to December 31, 2005. The Lease provides for a per annum rent of $681,600, which is subject to increase on January 1, 2003 and January 1, 2005 based on increases in the Consumer Price Index after December 2000.

         The Company subleases a portion of the space covered by the Lease to Olive and to unrelated third parties on a month-to-month basis. In fiscal 2001, the sublease income paid by Olive was $12,000. The Company also pays Olive for certain storage services at a warehouse owned by Olive, for which the Company paid Olive $169,000 in fiscal 2001. The Company believes that the terms of the Lease, the subleases to Olive and to third parties and the warehouse services arrangement are no less favorable to the Company than could have been obtained from unaffiliated third parties on an arms-length basis.

         Mr. Clark is actively involved in the Company's television programming and many of the programs involve the executive producing services and creative talent of Mr. Clark. Mr. Clark's services are not exclusive to the Company.

         The Company retained the talent services of Mr. Clark as host for certain of its television programs and other talent services during fiscal 2001, 2000 and 1999 for which the Company paid him fees of $1,207,000, $762,000 and $730,000, respectively. These fees increased in fiscal 2001 as compared to fiscal 2000 primarily as a result of an increase in the number of television specials Mr. Clark was contracted to host and appear on. Management believes that the fees paid by the Company are no more than it would have paid to an unaffiliated third party on an arms-length basis. The compensation paid to Mr. Clark for these services is separate and in addition to the compensation he receives as an executive of the Company, which includes Mr. Clark's executive producing services.

         See "Compensation Committee Interlocks and Insider Participation" for descriptions of certain business arrangements between the Company and Olive.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen has served as the independent auditors of the Company since 1987. The Board has appointed Arthur Andersen to continue as the independent auditors of the Company for fiscal 2002.

         A representative of Arthur Andersen is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if such representative desires to do so.

         AUDIT FEES

         Audit fees billed to the Company by Arthur Andersen for its audit of the Company's financial statements for fiscal 2001 and for its review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for that period totaled $152,640.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The Company did not engage Arthur Andersen to provide advice to the Company regarding financial information systems design and implementation during fiscal 2001.

         ALL OTHER FEES

         Fees billed to the Company by Arthur Andersen during fiscal 2001 for all other non-audit services rendered to the Company, including tax related services, totaled $9,250. In connection with the recently revised standards for independence of the Company's independent public accountants promulgated by the Securities and Exchange Commission, the Audit Committee considered whether the provision of financial information systems design and implementation and other non-audit services provided by Arthur Andersen during fiscal 2001 was compatible with Arthur Andersen's independence from the Company.

                                   PROPOSAL 2.
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board has appointed Arthur Andersen as the Company's independent accountants for fiscal 2002.

         Representatives of Arthur Andersen will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

         Ratification of the appointment of Arthur Andersen as the Company's independent accountants for fiscal 2002 will require the affirmative vote of at least a majority of the votes of the shares of Common Stock and Class A Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

                   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS
                   VOTE FOR RATIFICATION OF THE APPOINTMENT OF
                        ARTHUR ANDERSEN AS THE COMPANY'S
                    INDEPENDENT ACCOUNTANTS FOR FISCAL 2002.

           ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. As to other business, if any, that may come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the proxy holder.

                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

         Any stockholder proposal intended to be included in the Company's proxy statement and form of proxy for presentation at the 2002 Annual Meeting pursuant to Rule 14a-8 ("Rule 14a-8"), as promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company not later than June 14, 2002. As to any proposals submitted for presentation at the 2002 Annual Meeting outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2002 Annual Meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before August 30, 2002. However, even if such notice is timely received, such proxies nevertheless may be entitled to exercise discretionary authority on that matter to the extent permitted by Securities and Exchange Commission regulations.

         Any stockholder proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at 3003 West Olive Avenue, Burbank, California 91505-4590.

                             ADDITIONAL INFORMATION

         The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing, personal conversations, or by telephone or telegraph. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of its Common Stock.

                                             By order of the Board of Directors


                                             /s/ Martin Eric Weisberg
                                             -----------------------------------
                                             Martin Eric Weisberg
                                             SECRETARY

October 16, 2001

PROXY                                                                   PROXY

                          DICK CLARK PRODUCTIONS, INC.

                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

         The undersigned holder of Common Stock of dick clark productions, inc., revoking all proxies heretofore given, hereby constitutes and appoints Francis
C. La Maina and Martin Eric Weisberg, and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of dick clark productions, inc., to be held at The Holiday Inn Burbank, 150 East Angeleno Avenue, Burbank, California 91502 on Thursday, November 8, 2001, at 11:30 a.m., local time, and at any adjournments or postponements thereof.

         The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies heretofore given.

         Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR Proposal 2.

            PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

                                             PLEASE MARK YOUR
                                             CHOICE LIKE THIS            |X|
                                             IN BLUE OR BLACK INK:

             I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS |_|

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
          ALL LISTED NOMINEES TO SERVE AS DIRECTORS AND FOR PROPOSAL 2.

(1)      Election of six (6) Directors

         FOR all nominees listed below            WITHHOLD AUTHORITY to vote
      (EXCEPT AS MARKED TO THE CONTRARY)         for all nominees listed below
                           |-|                                       |-|
Nominees:     Richard W. Clark               Lewis Klein
              Karen W. Clark                 Enrique F. Senior
              Francis C. La Maina
              Robert A. Chuck


(Instruction: To withhold authority to vote for any individual nominee, circle that nominee's name in the list provided above.)




(2)      Proposal for the appointment of Arthur
         Andersen LLP as the Company's auditors for   FOR     AGAINST   ABSTAIN
         the 2002 fiscal year
                                                      [ ]      [ ]       [ ]



(3)      In their discretion, the Proxies
         are authorized to vote upon such
         other business as may properly come
         before the Annual Meeting.


                                               Dated _____________________, 2001

                                               --------------------------------

                                               --------------------------------
                                                          Signature(s)
                                                  (Signatures should conform
                                                  to names as registered. For
                                                  jointly owned shares, each
                                                  owner should sign. When
                                                  signing as attorney,
                                                  executor, administrator,
                                                  trustee, guardian or
                                                  officer of a corporation,
                                                  please give full title.)

                 PLEASE MARK AND SIGN ABOVE AND RETURN PROMPTLY